Contacts:
Chris Senner
Chief Financial Officer
Exelixis, Inc.
650-837-7240
csenner@exelixis.com

Susan Hubbard
EVP, Public Affairs & Investor Relations
Exelixis, Inc.
650-837-8194
shubbard@exelixis.com
EXELIXIS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE
- Total Revenues of $270.1 Million for the Fourth Quarter of 2020, $987.5 Million for the Full Year 2020 -
- GAAP Diluted EPS of $0.09 for the Fourth Quarter of 2020, $0.35 for the Full Year 2020 -
- Non-GAAP Diluted EPS of $0.14 for the Fourth Quarter of 2020, $0.61 for the Full Year 2020 -
- Conference Call and Webcast Today at 5:00 PM Eastern Time -

ALAMEDA, Calif. - February 10, 2021 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the fourth quarter and full year 2020 and provided an update on progress toward achieving key corporate objectives, as well as commercial, clinical and pipeline development milestones.

“I’m very proud of the Exelixis team’s execution in the fourth quarter and full year 2020 as we advanced all components of our business to enable top-line revenue growth in 2021 and beyond,” said Michael M. Morrissey, Ph.D., President and Chief Executive Officer of Exelixis. “Following the strong commercial performance of cabozantinib in the fourth quarter of 2020, Exelixis maintained momentum into 2021 with the FDA approval and launch of CABOMETYX in combination with OPDIVO as a first-line treatment for advanced renal cell carcinoma, based on the CheckMate -9ER study. Our commercial team is now hard at work bringing this important new combination therapy to every eligible patient that may benefit from this potentially best-in-class regimen.”

Dr. Morrissey continued: “Looking ahead, we believe Exelixis is well positioned to deliver significant revenue growth as we pursue additional regulatory approvals for cabozantinib to benefit more patients and work towards a multi-billion-dollar franchise. In parallel, we’re focused on the rapid development of XL092, with plans to advance this next-generation oral tyrosine kinase inhibitor into pivotal trials this year. We also continue to make significant progress on our early-stage pipeline, having recently begun phase 1 development of XL102, our small molecule CDK7 inhibitor, and plan to file an Investigational New Drug application for XB002, our first antibody-drug conjugate, once the drug product release assays are finalized. With significant commercial opportunities and as our growing pipeline of small molecules and biologics matures, we are quickly working toward expanding our oncology product portfolio to further our mission to help cancer patients recover stronger and live longer.”

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Exelixis Fourth Quarter and Fiscal Year 2020 Financial Results	Page 2 of 10
February 10, 2021
Fourth Quarter and Full Year 2020 Financial Results

Total revenues for the quarter and year ended December 31, 2020 were $270.1 million and $987.5 million, respectively, compared to $240.3 million and $967.8 million for the comparable periods in 2019.

Total revenues for the quarter and year ended December 31, 2020 included net product revenues of $200.4 million and $741.6 million, respectively, compared to $194.9 million and $760.0 million for the comparable periods in 2019. The decrease in net product revenues for the full year 2020 was due to a decrease in sales volumes, which was partially offset by an increase in the average selling price.

Collaboration revenues, composed of license revenues and collaboration services revenues, were $69.7 million and $246.0 million for the quarter and year ended December 31, 2020, respectively, compared to $45.4 million and $207.8 million for the comparable periods in 2019. The increases in collaboration revenues were primarily related to increases in milestone related revenues and development cost reimbursements earned, and higher royalty revenues for the sales of cabozantinib outside of the U.S. generated by Exelixis’ collaboration partners, Ipsen Pharma SAS (Ipsen) and Takeda Pharmaceutical Company Limited (Takeda).

Research and development expenses for the quarter and year ended December 31, 2020 were $154.3 million and $547.9 million, respectively, compared to $94.4 million and $337.0 million for the comparable periods in 2019. The increases in research and development expenses were primarily related to increases in clinical trial costs, license and other collaboration costs, personnel expenses and stock-based compensation expense.

Selling, general and administrative expenses for the quarter and year ended December 31, 2020 were $82.4 million and $293.4 million, respectively, compared to $58.0 million and $228.2 million for the comparable periods in 2019. The increases in selling, general and administrative expenses were primarily related to increases in stock-based compensation expense, corporate giving and personnel expenses.

Provision for (benefit from) income taxes for the quarter and year ended December 31, 2020 was $(0.3) million and $19.1 million, respectively, compared to $16.3 million and $77.1 million for the comparable periods in 2019, primarily due to a decrease in pre-tax income.

GAAP net income for the quarter ended December 31, 2020 was $28.4 million, or $0.09 per share, basic and diluted, compared to GAAP net income of $68.7 million, or $0.23 per share, basic and $0.22 per share, diluted, for the comparable period in 2019. GAAP net income for the year ended December 31, 2020 was $111.8 million, or $0.36 per share, basic and $0.35 per share, diluted, compared to GAAP net income of $321.0 million, or $1.06 per share, basic and $1.02 per share, diluted, for the year ended December 31, 2019.

Non-GAAP net income for the quarter ended December 31, 2020 was $43.3 million, or $0.14 per share, basic and diluted, compared to non-GAAP net income of $81.0 million, or $0.27 per share, basic and $0.26 per share, diluted, for the comparable period in 2019. Non-GAAP net income for the year ended December 31, 2020 was $193.3 million, or $0.63 per share, basic and $0.61 per share, diluted, compared to non-GAAP net income of $364.9 million, or $1.21 per share, basic and $1.16 per share, diluted, for the year ended December 31, 2019. Non-GAAP net income excludes stock-based compensation, adjusted for the related income tax effect.

Cash and investments were $1.5 billion at December 31, 2020, compared to $1.4 billion at December 31, 2019.

Non-GAAP Financial Measures

To supplement Exelixis’ financial results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Exelixis presents non-GAAP net income (and the related per share measures), which excludes

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Exelixis Fourth Quarter and Fiscal Year 2020 Financial Results	Page 3 of 10
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from GAAP net income (and the related per share measures) stock-based compensation expense, adjusted for the related income tax effect for all periods presented.

Exelixis believes that the presentation of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. In particular, Exelixis believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Exelixis’ results from period to period, and to identify operating trends in Exelixis’ business. Exelixis has excluded stock-based compensation expense, adjusted for the related income tax effect, because it is a non-cash item that may vary significantly from period to period as a result of changes not directly or immediately related to the operational performance for the periods presented. Exelixis also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions.

These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Exelixis encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations, to more fully understand Exelixis’ business. Reconciliations between GAAP and non-GAAP results are presented in the tables of this release.

2021 Financial Guidance

Exelixis is providing the following financial guidance for fiscal year 2021:

Total revenues	$1,150 million - $1,250 million
Net product revenues	$950 million - $1,050 million
Cost of goods sold	Approximately 5% - 6% of net product revenue
Research and development expenses (1)	$600 million - $650 million
Selling, general and administrative expenses (2)	$375 million - $425 million
Effective tax rate	20% - 22%
Cash and investments (3)	$1.6 billion - $1.7 billion

(1)    Includes $45 million of non-cash stock-based compensation expense.
(2)    Includes $60 million of non-cash stock-based compensation expense.
(3)    This cash and investments guidance does not include any potential new business development activity.

Cabozantinib Highlights

Cabozantinib Franchise Net Product Revenues and Royalties. Net product revenues generated by the cabozantinib franchise in the U.S. were $200.4 million during the fourth quarter of 2020, with net product revenues of $196.3 million from CABOMETYX® (cabozantinib) and $4.0 million from COMETRIQ® (cabozantinib). For the year ended December 31, 2020, net product revenues generated by the cabozantinib franchise in the U.S. were $741.6 million, with net product revenues of $718.7 million from CABOMETYX and $22.9 million from COMETRIQ. Based upon cabozantinib-related revenues generated by Exelixis’ collaboration partners during the quarter and year ended December 31, 2020, Exelixis earned $23.3 million and $78.4 million, respectively, in royalty revenues. In 2020, global cabozantinib franchise net revenue generated by Exelixis and its partners exceeded $1.0 billion.

U.S. Food and Drug Administration (FDA) Approves CABOMETYX in Combination with OPDIVO® (nivolumab) for Advanced Renal Cell Carcinoma (RCC). In January 2021, Exelixis announced that the FDA approved its supplemental New Drug Application (sNDA) for CABOMETYX in combination with Bristol Myers Squibb’s (BMS)

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OPDIVO as a first-line treatment of patients with advanced RCC. The approval is based on positive results of the CheckMate -9ER phase 3 pivotal trial, which met its primary endpoint of significantly improving progression-free survival (PFS) and secondary endpoints of overall survival and objective response rate. Exelixis announced the submission of this sNDA in August 2020. In October 2020, the FDA accepted the filing, granting the application Priority Review designation.

Supplemental Applications Submitted for CABOMETYX in Combination with OPDIVO in European Union and Japan for the Treatment of Advanced Metastatic RCC. In September 2020, Exelixis announced that its collaboration partner Ipsen and BMS had each submitted type II variation applications for CABOMETYX in combination with OPDIVO for the treatment of metastatic RCC to the European Medicines Agency (EMA), which was validated by the EMA on September 12, 2020. In October 2020, Exelixis announced that its collaboration partner Takeda, along with Ono Pharmaceuticals Co., Ltd., submitted a supplemental application to the Japanese Ministry of Health, Labour and Welfare (MHLW) for Manufacturing and Marketing Approval of CABOMETYX in combination with OPDIVO for the treatment of patients with unresectable, advanced or metastatic RCC. Both applications are also based on the results from the CheckMate -9ER study.

Exelixis’ Partner Takeda Receives Approval in Japan for CABOMETYX for the Treatment of Unresectable Hepatocellular Carcinoma (HCC) That Has Progressed After Prior Cancer Chemotherapy. In November 2020, Exelixis announced that its collaboration partner Takeda received approval from the Japanese MHLW to manufacture and market CABOMETYX as a treatment for patients with unresectable HCC that has progressed after prior cancer chemotherapy. Takeda’s application was based on the results of two clinical trials in patients with advanced HCC who had received prior systemic therapy: CELESTIAL, a global, randomized, placebo-controlled, double-blind phase 3 clinical trial; and Cabozantinib-2003, a phase 2 clinical bridging trial conducted in Japan. Exelixis received a $15.0 million milestone payment from Takeda upon the first commercial sale of CABOMETYX for unresectable HCC, which occurred in the fourth quarter of 2020.

Announcement of Top-line Results from Pivotal Phase 3 COSMIC-311 Trial of Cabozantinib in Patients with Previously Treated Radioiodine (RAI)-Refractory Differentiated Thyroid Cancer (DTC). In December 2020, Exelixis announced that COSMIC-311, the phase 3 pivotal trial evaluating cabozantinib versus placebo in patients with RAI-refractory DTC who have progressed after up to two prior vascular endothelial growth factor receptor-targeted therapies, met the co-primary endpoint of demonstrating significant improvement in PFS with a hazard ratio of 0.22 (96% confidence interval 0.13 – 0.36; p<0.0001). Based on these positive results, Exelixis intends to file an sNDA for cabozantinib monotherapy in a DTC indication in 2021.

Cabozantinib Data at the 2021 American Society of Clinical Oncology’s Genitourinary Cancers Symposium (ASCO GU 2021). Later this week, cabozantinib will be the subject of multiple data presentations at ASCO GU 2021, which is being held virtually from February 11-13. Planned presentations include: updated trial results with extended follow-up and patient-reported outcomes from the CheckMate -9ER trial; results from the SWOG S1500 trial (“PAPMET”) of cabozantinib versus sunitinib in metastatic papillary RCC; data from an international study of cabozantinib in RCC patients with brain metastases; and final data from the phase 1 trial, including seven expansion cohorts, evaluating cabozantinib in combination with either nivolumab or nivolumab plus ipilimumab in patients with refractory metastatic genitourinary tumors.

Pipeline Highlights

Presentations of Data for XL092 and AUR102 at the 32nd EORTC-NCI-AACR (ENA) Symposium on Molecular Targets and Cancer Therapeutics. In October 2020, Exelixis presented the preclinical profile and initial clinical pharmacokinetics (PK) for XL092 at the ENA Symposium. The poster discussion presentation included preclinical results demonstrating robust target and tumor growth inhibition, as well as increased efficacy for XL092 when combined with an immune checkpoint inhibitor (ICI). PK data from the ongoing phase 1 trial suggested a

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significantly shorter PK half-life for XL092 as compared to cabozantinib. Also at the ENA Symposium, Aurigene Discovery Technologies Limited (Aurigene) presented promising preclinical data for AUR102, its novel inhibitor of cyclin-dependent kinase 7 (CDK7), including potent anti-tumor activity in a large panel of cancer cell lines. In December 2020, Exelixis in-licensed AUR102; now known as XL102, the compound is the subject of an active Investigational New Drug application (IND) and an ongoing phase 1 clinical trial.

Enrollment of First Patient in Phase 1 Trial Cohort Evaluating XL092 in Combination with Atezolizumab in Patients with Advanced Solid Tumors. In October 2020, Exelixis announced enrollment of the first patient into the dose-escalation cohort of the combination arm of the phase 1 trial evaluating the safety, tolerability, PK and preliminary anti-tumor activity of XL092, both alone and in combination with atezolizumab, in patients with advanced solid tumors. Initiated in February 2019, the dose-escalation evaluation of the XL092 monotherapy arm of the phase 1 trial is ongoing. Once the recommended doses of both single-agent XL092 and XL092 in combination with atezolizumab are established, the trial will begin to enroll expansion cohorts for patients with clear cell and non-clear cell RCC, hormone-receptor positive breast cancer and metastatic castration-resistant prostate cancer (mCRPC).

Exelixis In-Licenses Tissue Factor-Targeting Antibody-Drug Conjugate (ADC) Program from Collaborator Iconic Therapeutics, Inc. (Iconic). In December 2020, Exelixis and Iconic announced that Exelixis exercised its exclusive option to in-license Iconic’s lead oncology ADC program under the companies’ May 2019 collaboration agreement. As a result, Exelixis assumed responsibility for all subsequent clinical development, manufacturing and commercialization of the Tissue Factor-targeting ADC known as XB002 (formerly ICON-2). Exelixis plans to file an IND with the FDA for XB002 once drug product release assays are finalized and, pending the FDA’s acceptance of the IND, initiate a phase 1 clinical trial.

Exelixis In-Licenses Novel CDK7 Inhibitor from Collaborator Aurigene, Files IND and Initiates Phase 1 Clinical Trial in Advanced Solid Tumors. In December 2020, Exelixis and Aurigene announced that Exelixis exercised its exclusive option to in-license XL102 under the companies’ July 2019 collaboration agreement. As a result, Exelixis assumed responsibility for all subsequent clinical development, manufacturing and commercialization of XL102. Following the FDA’s acceptance of Exelixis’ IND, in January 2021, Exelixis initiated a phase 1 clinical trial evaluating XL102, both as a single agent and in combination with other anti-cancer agents, for the treatment of patients with inoperable, locally advanced or metastatic solid tumors.

Corporate Updates

Inclusion in Fortune’s 100 Fastest-Growing Companies List. In November 2020, Exelixis was named to Fortune’s 100 Fastest-Growing Companies list, which ranks companies that are traded on a major U.S. stock exchange by their revenue growth rate, EPS growth rate and three-year annualized total return for the period ended June 30, 2020. In its first year on the list, Exelixis ranked 17th overall and was the third-highest biopharmaceutical company.

Exelixis Outlines Key Priorities and Anticipated Milestones for 2021. In January 2021, Exelixis announced its key priorities and anticipated milestones for 2021, including: the commercial launch of CABOMETYX in combination with OPDIVO as a first-line treatment of patients with advanced RCC; potential sNDA submissions for CABOMETYX in DTC, HCC and mCRPC; progress and enrollment in the COSMIC and CONTACT clinical studies evaluating cabozantinib as a single agent or in combination with ICIs; expanded clinical development activities for XL092; and multiple INDs for preclinical assets. Exelixis presented the details of its key priorities and anticipated milestones at the 39th Annual J.P. Morgan Healthcare Conference.

Exelixis and Adagene Inc. (Adagene) Enter into Collaboration and License Agreement to Develop Novel Masked ADC Therapies with Improved Safety and Efficacy Profiles. In February 2021, Exelixis and Adagene

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announced a collaboration and license agreement under which Exelixis will utilize Adagene’s SAFEbody™ technology platform to generate masked versions of monoclonal antibodies from Exelixis’ growing preclinical pipeline for the development of ADCs or other innovative biologics against Exelixis-nominated targets. Under the terms of the agreement, Exelixis will make an upfront payment of $11.0 million in exchange for an exclusive, worldwide license to develop and commercialize any potential ADC products generated by Adagene with respect to an initial target, as well as a second target Exelixis may nominate during the collaboration term. Adagene will be eligible for development, regulatory and commercialization milestones, as well as royalties on net sales of products developed around each of these targets.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that generally ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal periods ended January 1, 2021 and January 3, 2020 are indicated as being as of and for the periods ended December 31, 2020 and December 31, 2019, respectively. The periods ended December 31, 2020 were a 13-week fiscal quarter and a 52-week fiscal year, as compared to a 14-week fiscal quarter and a 53-week fiscal year for the comparable periods in 2019.

Conference Call and Webcast

Exelixis management will discuss the company’s financial results for the fourth quarter and full year 2020 and provide a general business update during a conference call beginning at 5:00 p.m. EST / 2:00 p.m. PST today, Wednesday, February 10, 2021.

To access the webcast link, log onto www.exelixis.com and proceed to the News & Events / Event Calendar page under the Investors & Media heading. Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to listen to the webcast. Alternatively, please call 855-793-2457 (domestic) or 631-485-4921 (international) and provide the conference call passcode 5481036 to join by phone.

A telephone replay will be available until 8:00 p.m. EST on February 12, 2021. Access numbers for the telephone replay are: 855-859-2056 (domestic) and 404-537-3406 (international); the passcode is 5481036. A webcast replay will also be archived on www.exelixis.com for one year.

About Exelixis

Founded in 1994, Exelixis, Inc. (Nasdaq: EXEL) is a commercially successful, oncology-focused biotechnology company that strives to accelerate the discovery, development and commercialization of new medicines for difficult-to-treat cancers. Following early work in model system genetics, we established a broad drug discovery and development platform that has served as the foundation for our continued efforts to bring new cancer therapies to patients in need. Our discovery efforts have resulted in four commercially available products, CABOMETYX® (cabozantinib), COMETRIQ® (cabozantinib), COTELLIC® (cobimetinib) and MINNEBRO® (esaxerenone), and we have entered into partnerships with leading pharmaceutical companies to bring these important medicines to patients worldwide. Supported by revenues from our marketed products and collaborations, we are committed to prudently reinvesting in our business to maximize the potential of our pipeline. We are supplementing our existing therapeutic assets with targeted business development activities and internal drug discovery - all to deliver the next generation of Exelixis medicines and help patients recover stronger and live longer. Exelixis is a member of the Standard & Poor’s (S&P) MidCap 400 index, which measures the performance of profitable mid-sized companies. In November 2020, the company was named to Fortune’s 100 Fastest-Growing Companies list for the first time, ranking 17th overall and the third-highest

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biopharmaceutical company. For more information about Exelixis, please visit www.exelixis.com, follow @ExelixisInc on Twitter or like Exelixis, Inc. on Facebook.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to: Exelixis’ potential for top-line revenue growth in 2021 and beyond; Exelixis’ pursuit of additional regulatory approvals for cabozantinib and work towards a multi-billion dollar franchise; the potential for the combination of CABOMETYX and OPDIVO to be a best-in-class regimen in first-line RCC; Exelixis’ development plans for XL092; Exelixis’ regulatory and development plans for XB002; Exelixis’ 2021 financial guidance; Exelixis’ plans to file an sNDA for cabozantinib monotherapy in a DTC indication in 2021; Exelixis’ immediate and potential future financial obligations under the collaboration and license agreement with Adagene; planned cabozantinib presentations at ASCO GU 2021; Exelixis’ key priorities and anticipated milestones for 2021; and Exelixis’ plans to reinvest in its business to maximize the potential of the company’s pipeline, including through targeted business development activities and internal drug discovery. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are based upon Exelixis’ current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the continuing COVID-19 pandemic and its impact on Exelixis’ clinical trial, drug discovery and commercial activities; the degree of market acceptance of CABOMETYX and other Exelixis products in the indications for which they are approved and in the territories where they are approved, and Exelixis’ and its partners’ ability to obtain or maintain coverage and reimbursement for these products; the effectiveness of CABOMETYX and other Exelixis products in comparison to competing products; the level of costs associated with Exelixis’ commercialization, research and development, in-licensing or acquisition of product candidates, and other activities; Exelixis’ ability to maintain and scale adequate sales, marketing, market access and product distribution capabilities for its products or to enter into and maintain agreements with third parties to do so; the availability of data at the referenced times; the potential failure of cabozantinib and other Exelixis product candidates, both alone and in combination with other therapies, to demonstrate safety and/or efficacy in clinical testing; uncertainties inherent in the drug discovery and product development process; Exelixis’ dependence on its relationships with its collaboration partners, including their pursuit of regulatory approvals for partnered compounds in new indications, their adherence to their obligations under relevant collaboration agreements and the level of their investment in the resources necessary to complete clinical trials or successfully commercialize partnered compounds in the territories where they are approved; complexities and the unpredictability of the regulatory review and approval processes in the U.S. and elsewhere; Exelixis’ continuing compliance with applicable legal and regulatory requirements; unexpected concerns that may arise as a result of the occurrence of adverse safety events or additional data analyses of clinical trials evaluating cabozantinib and other Exelixis products; Exelixis’ dependence on third-party vendors for the development, manufacture and supply of its products and product candidates; Exelixis’ ability to protect its intellectual property rights; market competition, including the potential for competitors to obtain approval for generic versions of Exelixis’ marketed products; changes in economic and business conditions; and other factors discussed under the caption “Risk Factors” in Exelixis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 5, 2020, and in Exelixis’ future filings with the SEC, including, without limitation, Exelixis’ Annual Report on Form 10-K expected to be filed with the SEC in February 2021. All forward-looking statements in this press release are based on information available to Exelixis as of the date of this press release, and Exelixis undertakes no obligation to update or revise any forward-looking statements contained herein, except as required by law.

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Exelixis Fourth Quarter and Fiscal Year 2020 Financial Results	Page 8 of 10
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Exelixis, the Exelixis logo, CABOMETYX, COMETRIQ and COTELLIC are registered U.S. trademarks.
MINNEBRO is a registered Japanese trademark.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
-see attached financial tables-

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Exelixis Fourth Quarter and Fiscal Year 2020 Financial Results	Page 9 of 10
February 10, 2021
EXELIXIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Net product revenues	$200,353	$194,926	$741,550	$759,950
License revenues	53,977	33,471	167,295	165,914
Collaboration services revenues	15,722	11,913	78,693	41,911
Total revenues	270,052	240,310	987,538	967,775
Operating expenses:
Cost of goods sold	9,037	10,520	36,272	33,097
Research and development	154,279	94,448	547,851	336,964
Selling, general and administrative	82,439	58,026	293,355	228,244
Total operating expenses	245,755	162,994	877,478	598,305
Income from operations	24,297	77,316	110,060	369,470
Interest income	3,489	7,706	19,865	27,959
Other income (expense), net	341	(8)	912	680
Income before income taxes	28,127	85,014	130,837	398,109
Provision for (benefit from) income taxes	(261)	16,271	19,056	77,097
Net income	$28,388	$68,743	$111,781	$321,012
Net income per share:
Basic	$0.09	$0.23	$0.36	$1.06
Diluted	$0.09	$0.22	$0.35	$1.02
Weighted-average common shares outstanding:
Basic	310,774	304,338	308,271	302,584
Diluted	319,519	315,030	318,001	315,009

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EXELIXIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)
(unaudited)

	December 31, 2020	December 31, 2019
Cash and investments	$1,538,842	$1,388,628
Working capital	$1,240,737	$868,444
Total assets	$2,137,333	$1,885,670
Total stockholders’ equity	$1,879,113	$1,685,970

EXELIXIS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP net income	$28,388	$68,743	$111,781	$321,012
Adjustments:
Stock-based compensation - research and development expenses (1)	7,064	5,629	37,198	19,374
Stock-based compensation - selling, general and administrative expenses (1)	12,215	10,226	67,872	37,228
Income tax effect of the above adjustments	(4,347)	(3,567)	(23,542)	(12,715)
Non-GAAP net income	$43,320	$81,031	$193,309	$364,899
GAAP net income per share:
Basic	$0.09	$0.23	$0.36	$1.06
Diluted	$0.09	$0.22	$0.35	$1.02
Non-GAAP net income per share:
Basic	$0.14	$0.27	$0.63	$1.21
Diluted	$0.14	$0.26	$0.61	$1.16
Weighted-average common shares outstanding:
Basic	310,774	304,338	308,271	302,584
Diluted	319,519	315,030	318,001	315,009
    ____________________
(1)    Non-cash stock-based compensation expense used for GAAP reporting in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation.